Press release
2nd March 2023

SiriusPoint and Compre announce second significant reinsurance Loss Portfolio Transfer

SiriusPoint Ltd. (“SiriusPoint”), NYSE-listed (SPNT) global underwriter, and Compre, the Bermuda headquartered international legacy group, today announce that they have signed an agreement for a ground-up Loss Portfolio Transfer (“LPT”) on a diversified portfolio of primarily reinsurance business. The transaction’s inception is subject to regulatory approvals and other conditions of closing.

The LPT covers approximately $1.3bn of reserves, underwritten by SiriusPoint’s international reinsurance business headquartered in Sweden, and its Lloyd’s Syndicate 1945. The portfolio comprises several classes of business from 2021 and prior underwriting years, with SiriusPoint retaining claims handling authority on ongoing business. The announcement follows a comprehensive re-underwriting of SiriusPoint’s reinsurance portfolio, and the restructuring of the Company’s underwriting platform.
The LPT will be underwritten by Compre’s class 3B Bermudian reinsurer, Pallas Reinsurance Company Ltd. (“Pallas Re”).
Scott Egan, SiriusPoint Chief Executive Officer, said: “This is a transformational deal for SiriusPoint. It demonstrates decisive and continuing execution against our strategic priorities of simplifying our business, reducing future volatility, and improving the profitability of our Company. By transferring these reserves, we are aligning our balance sheet to our go-forward strategy. The expected substantial capital release should further increase our balance sheet strength, and the reserve redundancy of approximately $100m validates our reserving policy while being accretive to returns. As stated at our recent earnings update, we feel confident about our prospects in 2023, with this deal providing another evidence point of our progress. I am pleased we are partnering with Compre once again, continuing a valued relationship with a transaction that supports us in realising SiriusPoint’s full potential.”

Compre CEO Will Bridger said: “Today’s announcement represents another important milestone in Compre’s evolution, and we are delighted to further assist SiriusPoint with the strategic repositioning of its reinsurance business. This transaction continues a valuable relationship, providing both significant diversification and growth to our balance sheet and enabling SiriusPoint to meet its strategic goals. As one of the largest transactions underwritten in the legacy market, it also demonstrates that Compre’s client-focussed approach is recognised across the insurance and reinsurance industry for providing finality solutions on transactions of increasing significance.”
SiriusPoint was advised on this transaction by AJ Gallagher & Co. and Mayer Brown LLP.

Compre was advised by Debevoise & Plimpton LLP and EY.

- Ends -
Notes to Editors:
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With $2.9 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com

Compre is a leading legacy specialist with over 30 years of experience in the acquisition and management of discontinued and legacy non-life insurance and reinsurance business. Compre has experience of acquiring most classes of direct and reinsurance business, including general liability, marine and motor liability, and US APH. Compre has operations in Bermuda, Finland, Germany, Malta, the UK, the USA and at Lloyd’s of London. www.compre-group.com

Contacts

SiriusPoint Investor Relations
Dhruv Gahlaut,
dhruv.gahlaut@siriuspt.com
+44 7514 659 918

SiriusPoint Media
Sarah Hills,
Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718882011

Compre Media
David Haggie / Richard Adams / Shipra Khanna, Haggie Partners
+44 20 7562 4444

Forward-Looking Statements
We make statements in this report that are forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of SiriusPoint. SiriusPoint is also subject to risks and uncertainties in connection with its ordinary course business, including the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, fluctuation in the results of operations; pandemic or other catastrophic event, such as the ongoing COVID-19 outbreak; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; the costs, expense and difficulties of the integration of the operations of Third Point Reinsurance Ltd. and Sirius International Insurance Group, Ltd.; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations, trends in insured and paid losses, regulatory and legal uncertainties and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2022. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this report.